UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

March 20, 2007, (March 16, 2007)
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(Address of principal executive offices)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 16, 2007, the Board of Directors of Pitney Bowes Inc. (the “Board”) elected Murray D. Martin, the company’s President and Chief Operating Officer, to the position of President and Chief Executive Officer effective May 14, 2007. Upon assuming the role of Chief Executive Officer, Mr. Martin will have full strategic and operational responsibility for the company, overseeing its overall performance with a focus on sustaining increased shareholder, customer and employee value.

In connection with Mr. Martin’s promotion, the Board increased its size from 11 to 12 members, and elected Mr. Martin to fill the additional board seat effective March 16, 2007. Consistent with the requirement in the company’s Restated Certificate of Incorporation that each class of directors be as equal in number as possible, Mr. Martin was elected to the class of directors whose terms expire at the 2008 annual meeting.

On March 16, 2007, the independent directors of the Board approved 2007 compensation arrangements for Mr. Martin. In connection with Mr. Martin’s promotion to Chief Executive Officer, he was awarded an annual long-term incentive grant with a total value of approximately $4,000,000. As part of his long-term incentive grant, Mr. Martin was awarded 324,149 stock options to purchase common stock of the company under the Amended and Restated 2002 Pitney Bowes Inc. Stock Plan at an exercise price of $45.40 per share, the average of the high and the low price of the company’s common stock on March 16, 2007 (the “Grant Date Fair Market Value”). The stock options will vest and become exercisable in equal 25% increments over four years after the date of grant. Also as part of his long-term incentive grant, Mr. Martin was granted Cash Incentive Units (CIUs) for the 2007-2009 Performance Period with a target value of $2,000,000, the ultimate value of which will be determined based on the company’s achievement of pre-established goals of adjusted earnings per share and adjusted free cash flow(1) over the three-year performance period. Adjusted earnings per share and adjusted free cash flow are each weighted at 50% in calculating CIU value. The Executive Compensation Committee also uses a Total Stockholder Return (“TSR”) modifier in the calculation of the CIU value. The unit value based on financial performance will be modified by up to 25% upwards or downwards based on Pitney Bowes’ three-year TSR performance compared to the three-year TSR performance of the S&P 500. In addition, Mr. Martin’s base salary was changed, effective June 1, 2007, from $750,000 to $900,000, and his target annual incentive under the company’s Key Employee Incentive Plan was changed from 80% to 120% of base salary.

Also on March 16, 2007, the Board elected Michael J. Critelli, the company’s Chairman and Chief Executive Officer, to the newly created position of Executive Chairman effective May 14, 2007. As Executive Chairman, Mr. Critelli will lead the company’s focus on the emerging opportunities in the external environment, including postal reform and transformation in the U.S. and globally, and market opportunities arising from the company’s innovation and leadership in areas such as health care, government services, corporate social responsibility and corporate governance.

(1)  Adjusted earnings per share and adjusted free cash flow are non-GAAP measures. Adjusted earnings per share excludes special items and the impact of any accounting changes. Adjusted free cash flow is adjusted net income plus depreciation and amortization, stock option expense and deferred taxes; less working capital excluding finance receivables, net of reserve account deposits; less capital expenditures, net of disposals.

Also on March 16, 2007, the independent directors of the Board approved 2007 compensation arrangements for Mr. Critelli. In connection with Mr. Critelli’s election to the newly created position of Executive Chairman, he was awarded an annual long-term incentive grant with a value of approximately $4,000,000. As part of his long-term incentive grant, Mr. Critelli was awarded 162,075 stock options to purchase common stock of the company under the Amended and Restated 2002 Pitney Bowes Inc. Stock Plan at $45.40 per share, the Grant Date Fair Market Value. The stock options will vest and become exercisable in equal 25% increments over four years after the date of grant. Also as part of his long-term incentive grant, Mr. Critelli was granted CIUs for the 2007-2009 Performance Period with a target value of $3,000,000, the ultimate value of which will be determined based on the company’s achievement of pre-established goals of adjusted earnings per share and adjusted free cash flow over the three-year performance period. Adjusted earnings per share and adjusted free cash flow are each weighted at 50% in calculating CIU value. In addition, Mr. Critelli’s base salary was changed, effective June 1, 2007, from $1,045,000 to $850,000, and his target annual incentive under the company’s Key Employee Incentive Plan was changed from 120% to 110% of base salary.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1 Pitney Bowes Press Release dated March 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pitney Bowes Inc.

March 20, 2007

/s/ Johnna G. Torsone

Johnna G. Torsone
Senior Vice President and Chief Human Resources Officer